Exhibit 2.1

AMENDMENT NO. 4

TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 4 TO MERGER AGREEMENT (this “Amendment”) is entered into as of August 26, 2022, by and among Better HoldCo, Inc., a Delaware corporation (the “Company”), Aurora Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), and Aurora Merger Sub I, Inc., a Delaware corporation and direct wholly owned subsidiary of Acquiror (“Merger Sub”, and together with the Company and Acquiror, the “Parties”), amends that certain Agreement and Plan of Merger, dated as of May 10, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among the Parties. Capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, on October 27, 2021, November 9, 2021, and November 30, 2021 the Parties entered into Amendments No. 1, No. 2, and No. 3 respectively, to the Merger Agreement;

WHEREAS, the Parties wish to further amend the Merger Agreement to extend the Agreement End Date; and

WHEREAS, in accordance with Section 11.11 of the Merger Agreement, the Parties may amend the Merger Agreement by written agreement in the form of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.    End Date Extension. The Parties acknowledge and agree that Section 10.1(e)(ii) (Termination—Agreement End Date) of the Merger Agreement is hereby modified and amended by deleting the text “September 30, 2022” and replacing it with the text “March 8, 2023” (the “Extension Amendment”).

2.    Interim Expense Reimbursement. Notwithstanding Section 11.6 (Expenses) of the Merger Agreement, in consideration of the Extension Amendment, the Company hereby agrees to reimburse the Acquiror for reasonable and documented Acquiror Transaction Expenses within clauses (w) and (x) of the definition thereof incurred by the Acquiror as of the date hereof, in an aggregate sum not to exceed $15,000,000 (the “Acquiror Interim Expenses”). Such Acquiror Interim Expenses shall be paid by the Company, in each case subject to receipt by the Company of reasonable documentation of such Acquiror Interim Expenses, as follows:

(a)     no later than five (5) Business Days after the date of this Amendment, the Company shall pay the Acquiror up to $7,500,000 in cash in immediately available funds;

(b)     on January 2, 2023, the Company shall make an additional payment of up to $3,750,000 to the Acquiror in cash in immediately available funds; and

(c)    if the Merger Agreement is terminated by mutual agreement of the Parties, then on March 8, 2023 (or such earlier termination date), the Company shall make an additional payment of up to $3,750,000 to the Acquiror in cash in immediately available funds.

All reimbursement payments of Acquiror Interim Expenses due under this Section 2 shall be paid in full in accordance with the terms hereof, without deduction of taxes or other fees which may be imposed by any Governmental Authority or other Person and shall be in U.S. dollars in immediately available funds in accordance with the wire instructions submitted by Acquiror to the Company by no later than five (5) Business Days before any payment date. For the avoidance of doubt, the provisions of Section 11.6 (Expenses) of the Merger Agreement shall continue to apply to any Acquiror Transaction Expenses that do not constitute Acquiror Interim Expenses and in the event the Closing occurs.

3.    Exclusivity. The Parties acknowledge and agree that Section 6.6 (Acquisition Proposals) of the Merger Agreement is hereby modified and amended by deleting and replacing the last sentence of Section 6.6 with the text “Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to (i) any actions explicitly contemplated by this Agreement or the Ancillary Agreements (including the PIPE Investment) or (ii) any communications with, and only with, Softbank and no other Person, to discuss an alternative financing structure with SoftBank.”

4.    No Other Amendments to Merger Agreement. The Parties acknowledge and agree that, on and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby. Except as otherwise expressly provided herein, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.

5.    Miscellaneous. The provisions of Sections 11.2 – 11.17 (inclusive) of the Merger Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.

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IN WITNESS WHEREOF, this Amendment has been executed on behalf of each of the parties hereto as of the date first above written.

BETTER HOLDCO, INC.

By:	/s/ Vishal Garg
Name: Vishal Garg
Title: Chief Executive Officer

AURORA ACQUISITION CORP.

By:	/s/ Prabhu Narasimhan
Name: Prabhu Narasimhan
Title: Chief Investment Officer

AURORA MERGER SUB I, INC.

By:	/s/ Caroline Harding
Name: Caroline Harding
Title: Director

[Signature Page to Amendment No. 4 to the Merger Agreement]